UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2018

Free Flow, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-54868	45-3838831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6269 Caledon Road,
King George, VA 22485
(Address of principal executive offices, including zip code)

(703) 789 3344
(Registrant's telephone number, including area code)

Karen A. Batcher, Esq.
Teeple Hall, LLP
6255 Towne Centre Drive, Suite 500
San Diego, CA 92121
(858) 662 7878
(Name, Address and Telephone Number of Person Authorized to Receive
Notice and Communications on Behalf of the Person(s) Filing Statement)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2018, Free Flow, Inc.’s (“FFLO” or the “Company”) wholly owned subsidiary, Accurate Auto Parts, Inc. (“AAP”), entered into a Commercial Purchase Agreement with CCC Real Estate Holdings Co., LLC to purchase 19.39 acres of land, all improvements thereon, and all rights and appurtenances thereto belonging, located in the City/County of King George, Virginia, with a tax parcel number of 14-19 and a street address 6269 Caledon Road, King George, VA 22485.

The purchase price for the property is Seven Hundred Thousand Dollars, ($700,000.00).  A $25,000 deposit has been made to the seller, which shall be applied to the purchase price.  The balance of funds will be in the form of a commercial bank loan.  AAP has been pre-qualified by Evolve Bank & Trust (“Evolve”) to borrow $1,046,000.  The proposed loan will be for a term of 25 years and will accrue interest at the annual rate of WSJP + 2.25%.  Evolve has requested and received required documentation from AAP and is awaiting certain reports from third parties before it will issue its firm commitment.  The bank expects to finalize the loan by June 30, 2018 The remaining funds from the bank loan will be used to build inventory and improvements. A deposit in the amount of Ten Thousand Dollars ($10,000.00) was made to the bank on May 10, 2018.

We anticipate that the purchase transaction closing shall occur on or before July 30, 2018.

Item 5.02 Departure of Directors or Certain Officers.

Mr. Fernandino Ferrara submitted his resignation as director of FFLO effective May 1, 2018.  Mr. Ferrera’s departure was not a result of any disagreement or dispute between Mr. Ferrara and the Company.

Item 9.01 Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Firm Purchase Contract between Accurate Auto Parts, Inc. and CCC Real Estate Holdings Co, LLC dated May 17, 2018.

99.1	Letter of Intent from Evolve Bank and Trust Co. for $1,046,000 term loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2018

FREE FLOW, INC.
(Registrant)

By:	/s/ Sabir Saleem
Sabir Saleem, CEO

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